LIBERTY STAR GOLD CORP.

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716	FAX: (520) 884-1118

July 29, 2004	OTC BB: LBTS

FOR IMMEDIATE DISSEMINATION

FIELD PROGRESS AT THE LIBERTY STAR GOLD CORP, BIG CHUNK PROJECT, ALASKA

Twenty-One Targets Are Defined By Detailed Air Magnetic Survey, Space Imagery
Analysis, And Structural Geology Interpretation.
Field Team Collects 3,500 Geochem Samples.

Tucson, Arizona – July 29, 2004 –Liberty Star Gold Corp. (the “Company”), (symbol OTCBB: LBTS) is pleased to announce significant progress at the Big Chunk Project properties. The properties border the massive Northern Dynasty Pebble Project (TSX.V: NDM; OTCBB: NDMLF) in Southwestern Alaska.

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna. The Big Chunk claims, named for their enormous size, are adjoining Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast.

The company has received the final comprehensive aeromagnetic data from its contractor, McPhar Geophysics. Preliminary interpretation of the aeromagnetic map, detailed geologic structural interpretation and Space Imagery duplication of alteration at the Pebble Deposit, with similar alteration on the Big Chunk property, has resulted in the identification of 21 anomalies. Each anomaly represents a high potential mineral centre. Further computer studies of the magnetic data are underway by geophysical consultant and team member Jan Klein. Refinement of the existing mineral targets and identification of other targets are expected from this work.

Follow up helicopter reconnaissance of the structural and space imagery resulting anomalies during the week of June 6 by President James Briscoe and VP Exploration Phillip St George identified several areas containing iron oxide (red to orange iron rust more technically referred to as hematite or limonite) in tundra mud and stream bogs. . This same type of iron oxide drew attention to and resulted in the discovery of the Pebble Deposit’s rich mineralised zone. Stream sediment sampling, water sampling as well as vegetation and soil sampling is on going in these colour/structural anomalous areas. The results of these geochemical studies will be compared to the magnetic anomaly maps and tested by Induced Polarization (IP) ground electrical geophysics, as used to define the Pebble alteration zone.

A Liberty Star crew of fifteen is located at the village of Iliamna; including nine geologists/sampling techs, helicopter and camp support, led by Phillip St. George. Crews travel by helicopter daily to sample lines where “PalmTop” computers with electronic maps and “Bluetooth” enabled GPS units provide sample location, navigation and computer data collection capabilities. This has dramatically increased sample collection speed and accuracy, lowering over all costs. Upon return to camp crews simply place their PalmTops in their recharging racks and the data is automatically uploaded onto Liberty Star’s main computer. There the data is processed through Quality Assurance/Quality Control (QA/QC) schedule and is checked for errors. This information is transmitted to the computer base map, which is updated with new information daily. Lower cost, faster data turnaround and more accurate computer generated technical data and maps are a result of this method

Some 3,500 vegetation, soil, water, stream sediment and rock samples have been collected. The water and soil samples are processed and have a simple two-element analysis done in the Liberty Star field laboratory at the Iliamna camp. . Analysed results help significantly with the direction and concentration of ensuing fieldwork. The samples are then shipped to certified analytical laboratories in Vancouver, BC, Canada for final standard ICP multi element geochemical analysis.

Induced Polarization (IP) geophysics will start about August 15. Zonge Engineering of Tucson, Arizona; the same contractor used by Northern Dynasty for IP surveys, which defined the Pebble alteration zone, will do this IP work. Liberty Star Consultant and Team Member Jan Klein will monitor the fieldwork and review interpretation of results. Drilling of defined targets is expected to follow later in August.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe"

James A. Briscoe,
President/Director

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company’s planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.